UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)

(Amendment No. 1)1

Fiesta Restaurant Group, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

31660B101
(CUSIP Number)

JAMES C. PAPPAS
JCP INVESTMENT MANAGEMENT, LLC
1177 West Loop South, Suite 1650
Houston, TX 77027
(713) 333-5540

STEVE WOLOSKY
OLSHAN FROME WOLOSKY LLP
1325 Avenue of the Americas
New York, New York 10019
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

October 14, 2016
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

_______________
1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON JCP Investment Partnership, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 426,657
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 426,657
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 426,657
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.58%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON JCP Single-Asset Partnership, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 140,740
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 140,740
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 140,740
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON JCP Investment Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 567,397
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 567,397
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,397
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.11%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON JCP Investment Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 567,397
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 567,397
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,397
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.11%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON JCP Investment Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 567,397
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 567,397
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,397
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.11%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON James C. Pappas
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 567,397
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 567,397
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,397
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.11%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON BLR Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 600,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 600,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.23%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON BLRPart, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 600,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 600,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.23%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON BLRGP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 600,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 600,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.23%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON Fondren Management, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 600,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 600,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.23%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON FMLP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 600,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 600,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.23%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON Bradley L. Radoff
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 600,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 600,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.23%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON Bandera Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 73,940
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 73,940
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,940
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON Bandera Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 73,940
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 73,940
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,940
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON Gregory Bylinsky
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 73,940
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 73,940
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,940
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON Jefferson Gramm
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 73,940
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 73,940
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,940
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON Lake Trail Managed Investments LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 600,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 600,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.23%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON Lake Trail Capital LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 600,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 600,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.23%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON Lake Trail Capital GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 600,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 600,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.23%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON Thomas W. Purcell, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 600,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 600,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.23%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 31660B101

1	NAME OF REPORTING PERSON Joshua E. Schechter
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 16,200
	8	SHARED VOTING POWER 1,700
	9	SOLE DISPOSITIVE POWER 16,200
	10	SHARED DISPOSITIVE POWER 1,700
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,900*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

* Includes 1,700 Shares directly owned by Mr. Schechter’s spouse that Mr. Schechter may be deemed to beneficially own.

CUSIP NO. 31660B101

The following constitutes Amendment No. 1 to the Schedule 13D filed by the undersigned (“Amendment No. 1”).  This Amendment No. 1 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by JCP Partnership and JCP Single-Asset were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted.  The aggregate purchase price of the 426,657 Shares owned directly by JCP Partnership is approximately $9,843,551, including brokerage commissions. The aggregate purchase price of the 140,740 Shares owned directly by JCP Single-Asset is approximately $3,558,167, including brokerage commissions.

The Shares purchased by BLR Partners were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted.   The aggregate purchase price of the 600,000 Shares owned directly by BLR Partners is approximately $13,736,811, including brokerage commissions.

The Shares purchased by Bandera Master Fund were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted.  The aggregate purchase price of the 73,940 Shares owned directly by Bandera Master Fund is approximately $1,614,476, including brokerage commissions.

The Shares purchased by Lake Trail Fund were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted.  The aggregate purchase price of the 600,000 Shares owned directly by Lake Trail Fund is approximately $14,957,711, including brokerage commissions.

The Shares beneficially owned by Mr. Schechter were purchased with personal funds (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted.  The aggregate purchase price of the 17,900 Shares beneficially owned by Mr. Schechter, including the 1,700 Shares directly owned by his spouse, is approximately $396,910, including brokerage commissions.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

On September 30, 2016, the Reporting Persons requested, via correspondence sent to the Issuer’s Board of Directors (the “Board”), two seats on the Board and suggested that the Issuer take the necessary steps to seek the declassification of the Board. On October 14, 2016, the Reporting Persons received a response on behalf of the Board regarding the Reporting Persons’ request for Board representation and declassification. The response sent to the Reporting Persons on behalf of the Board is attached hereto as Exhibit 99.1. The Reporting Persons expressly reserve their rights to seek Board representation at the Issuer’s next annual meeting of stockholders or by other means legally available to the Reporting Persons and will continue to champion best corporate governance practices and seek to maximize value for the benefit of all of the Issuer’s stockholders.

CUSIP NO. 31660B101

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 26,921,404 Shares outstanding as of August 1, 2016, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 3, 2016.

A.	JCP Partnership

(a)	As of the close of business on October 17, 2016, JCP Partnership beneficially owned 426,657 Shares.

Percentage: Approximately 1.58%

(b)	1. Sole power to vote or direct vote: 426,657
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 426,657
4. Shared power to dispose or direct the disposition: 0

(c)	JCP Partnership has not entered into any transactions in the Shares since the filing of the Schedule 13D.

B.	JCP Single-Asset

(a)	As of the close of business on October 17, 2016, JCP Single-Asset beneficially owned 140,740 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 140,740
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 140,740
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by JCP Single-Asset since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

C.	JCP Partners

(a)
JCP Partners, as the general partner of each of JCP Partnership and JCP Single-Asset, may be deemed the beneficial owner of the (i) 426,657 Shares owned by JCP Partnership and (ii) 140,740 Shares owned by JCP Single-Asset.

Percentage: Approximately 2.11%

(b)	1. Sole power to vote or direct vote: 567,397
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 567,397
4. Shared power to dispose or direct the disposition: 0

(c)
JCP Partners has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of JCP Single-Asset since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 31660B101

D.	JCP Holdings

(a)	JCP Holdings, as the general partner of JCP Partners, may be deemed the beneficial owner of the (i) 426,657 Shares owned by JCP Partnership and (ii) 140,740 Shares owned by JCP Single-Asset.

Percentage: Approximately 2.11%

(b)	1. Sole power to vote or direct vote: 567,397
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 567,397
4. Shared power to dispose or direct the disposition: 0

(c)
JCP Holdings has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of JCP Single-Asset since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

E.	JCP Management

(a)
JCP Management, as the investment manager of each of JCP Partnership and JCP Single-Asset, may be deemed the beneficial owner of the (i) 426,657 Shares owned by JCP Partnership and (ii) 140,740 Shares owned by JCP Single-Asset.

Percentage: Approximately 2.11%

(b)	1. Sole power to vote or direct vote: 567,397
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 567,397
4. Shared power to dispose or direct the disposition: 0

(c)
JCP Management has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of JCP Single-Asset since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

F.	Mr. Pappas

(a)
Mr. Pappas, as the managing member of JCP Management and sole member of JCP Holdings, may be deemed the beneficial owner of the (i) 426,657 Shares owned by JCP Partnership and (ii) 140,740 Shares owned by JCP Single-Asset.

Percentage: Approximately 2.11%

(b)	1. Sole power to vote or direct vote: 567,397
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 567,397
4. Shared power to dispose or direct the disposition: 0

(c)
Mr. Pappas has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of JCP Single-Asset since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 31660B101

G.	BLR Partners

(a)	As of the close of business on October 17, 2016, BLR Partners beneficially owned 600,000 Shares.

Percentage: Approximately 2.23%

(b)	1. Sole power to vote or direct vote: 600,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 600,000
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by BLR Partners since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

H.	BLRPart GP

(a)	BLRPart GP, as the general partner of BLR Partners, may be deemed the beneficial owner of the 600,000 Shares owned by BLR Partners.

Percentage: Approximately 2.23%

(b)	1. Sole power to vote or direct vote: 600,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 600,000
4. Shared power to dispose or direct the disposition: 0

(c)
BLRPart GP has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of BLR Partners since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

I.	BLRGP

(a)	BLRGP, as the general partner of BLRPart GP, may be deemed the beneficial owner of the 600,000 Shares owned by BLR Partners.

Percentage: Approximately 2.23%

(b)	1. Sole power to vote or direct vote: 600,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 600,000
4. Shared power to dispose or direct the disposition: 0

(c)
BLRGP has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of BLR Partners since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 31660B101

J.	Fondren Management

(a)	Fondren Management, as the investment manager of BLR Partners, may be deemed the beneficial owner of the 600,000 Shares owned by BLR Partners.

Percentage: Approximately 2.23%

(b)	1. Sole power to vote or direct vote: 600,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 600,000
4. Shared power to dispose or direct the disposition: 0

(c)
Fondren Management has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of BLR Partners since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

K.	FMLP

(a)	FMLP, as the general partner of Fondren Management, may be deemed the beneficial owner of the 600,000 Shares owned by BLR Partners.

Percentage: Approximately 2.23%

(b)	1. Sole power to vote or direct vote: 600,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 600,000
4. Shared power to dispose or direct the disposition: 0

(c)
FMLP has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of BLR Partners since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

L.	Mr. Radoff

(a)	Mr. Radoff, as the sole shareholder and sole director of each of BLRGP and FMLP, may be deemed the beneficial owner of the 600,000 Shares owned by BLR Partners.

Percentage: Approximately 2.23%

(b)	1. Sole power to vote or direct vote: 600,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 600,000
4. Shared power to dispose or direct the disposition: 0

(c)
Mr. Radoff has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of BLR Partners since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 31660B101

M.	Bandera Master Fund

(a)	As of the close of business on October 17, 2016, Bandera Master Fund beneficially owned 73,940 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 73,940
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 73,940
4. Shared power to dispose or direct the disposition: 0

(c)	Bandera Master Fund has not entered into any transactions in the Shares since the filing of the Schedule 13D.

N.	Bandera Partners

(a)	Bandera Partners, as the investment manager of Bandera Master Fund, may be deemed the beneficial owner of the 73,940 Shares owned by Bandera Master Fund.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 73,940
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 73,940
4. Shared power to dispose or direct the disposition: 0

(c)	Bandera Partners has not entered into any transactions in the Shares since the filing of the Schedule 13D.

O.	Messrs. Bylinsky and Gramm

(a)
Each of Messrs. Bylinsky and Gramm, as the Managing Partners, Managing Directors and Portfolio Managers of Bandera Partners, may be deemed the beneficial owner of the 73,940 Shares owned by Bandera Master Fund.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 73,940
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 73,940

(c)	Neither of Messrs. Bylinsky or Gramm have entered into any transactions in the Shares since the filing of the Schedule 13D.

CUSIP NO. 31660B101

P.	Lake Trail Fund

(a)	As of the close of business on October 17, 2016, Lake Trail Fund beneficially owned 600,000 Shares.

Percentage: Approximately 2.23%

(b)	1. Sole power to vote or direct vote: 600,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 600,000
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Lake Trail Fund since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

Q.	Lake Trail Capital

(a)	Lake Trail Capital, as the Manager and Investment Manager of Lake Trail Fund, may be deemed the beneficial owner of the 600,000 Shares owned by Lake Trail Fund.

Percentage: Approximately 2.23%

(b)	1. Sole power to vote or direct vote: 600,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 600,000
4. Shared power to dispose or direct the disposition: 0

(c)
Lake Trail Capital has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of Lake Trail Fund since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

R.	Lake Trail GP

(a)	Lake Trail GP, as the general partner of Lake Trail Capital, may be deemed the beneficial owner of the 600,000 Shares owned by Lake Trail Fund.

Percentage: Approximately 2.23%

(b)	1. Sole power to vote or direct vote: 600,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 600,000
4. Shared power to dispose or direct the disposition: 0

(c)
Lake Trail GP has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of Lake Trail Fund since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 31660B101

S.	Mr. Purcell

(a)	Mr. Purcell, as the sole member of Lake Trail GP, may be deemed the beneficial owner of the 600,000 Shares owned by Lake Trail Fund.

Percentage: Approximately 2.23%

(b)	1. Sole power to vote or direct vote: 600,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 600,000
4. Shared power to dispose or direct the disposition: 0

(c)
Mr. Purcell has not entered into any transactions in the Shares since the filing of the Schedule 13D.  The transactions in the Shares on behalf of Lake Trail Fund since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

T.	Mr. Schechter:

(a)	As of the close of business on October 17, 2016, Mr. Schechter beneficially owned 17,900 Shares, including 1,700 Shares directly owned by his spouse.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 16,200
2. Shared power to vote or direct vote: 1,700
3. Sole power to dispose or direct the disposition: 16,200
4. Shared power to dispose or direct the disposition: 1,700

(c)	Mr. Schechter has not entered into any transactions in the Shares since the filing of the Schedule 13D.

An aggregate of 1,859,237 Shares, constituting approximately 6.9% of the Shares outstanding, are reported in this Schedule 13D.

The Reporting Persons, as members of a “group” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, may be deemed the beneficial owner of the Shares directly owned by the other Reporting Persons.  Each Reporting Person disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended to add the following exhibit:

99.1	Response Letter from Board, dated October 14, 2016.

CUSIP NO. 31660B101

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 18, 2016

JCP Investment Partnership, LP

By:	JCP Investment Management, LLC Investment Manager

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Managing Member

JCP Single-Asset Partnership, LP

By:	JCP Investment Management, LLC Investment Manager

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Managing Member

JCP Investment Partners, LP

By:	JCP Investment Holdings, LLC General Partner

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Sole Member

JCP Investment Holdings, LLC

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Sole Member

JCP Investment Management, LLC

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Managing Member

/s/ James C. Pappas
James C. Pappas

CUSIP NO. 31660B101

BLR Partners LP

By:	BLRPart, LP General Partner

By:	BLRGP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

BLRPart, LP

By:	BLRGP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

BLRGP Inc.

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

Fondren Management, LP

By:	FMLP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

FMLP Inc.

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

CUSIP NO. 31660B101

/s/ Bradley L. Radoff
Bradley L. Radoff

Bandera Master Fund L.P.

By:	Bandera Partners LLC its Investment Manager

By:	/s/ Jefferson Gramm
	Name:	Jefferson Gramm
	Title:	Managing Director

Bandera Partners LLC

By:	/s/ Jefferson Gramm
	Name:	Jefferson Gramm
	Title:	Managing Director

/s/ Gregory Bylinsky
Gregory Bylinsky

/s/ Jefferson Gramm
Jefferson Gramm

CUSIP NO. 31660B101

Lake Trail Managed Investments LLC

By:	Lake Trail Capital LP Manager and Investment Manager

By:	Lake Trail Capital GP LLC General Partner

By:	/s/ Thomas W. Purcell, Jr.
	Name:	Thomas W. Purcell, Jr.
	Title:	Sole Member

Lake Trail Capital LP

By:	Lake Trail Capital GP LLC General Partner

By:	/s/ Thomas W. Purcell, Jr.
	Name:	Thomas W. Purcell, Jr.
	Title:	Sole Member

Lake Trail Capital GP LLC

By:	/s/ Thomas W. Purcell, Jr.
	Name:	Thomas W. Purcell, Jr.
	Title:	Sole Member

/s/ Thomas W. Purcell, Jr.
Thomas W. Purcell, Jr.

/s/ Joshua E. Schechter
Joshua E. Schechter

CUSIP NO. 31660B101

SCHEDULE A

Transactions in the Securities of the Issuer Since the Filing of the Schedule 13D

Nature of Transaction	Securities Purchased/(Sold)	Price per Share ($)	Date of Purchase / Sale

JCP SINGLE-ASSET PARTNERSHIP, LP

Purchase of Common Stock	50,000	25.9019	09/20/2016
Purchase of Common Stock	5,500	24.9890	09/21/2016
Purchase of Common Stock	3,616	25.8934	09/27/2016
Purchase of Common Stock	20,000	25.3752	09/29/2016
Purchase of Common Stock	20,000	23.8481	10/04/2016
Purchase of Common Stock	10,000	25.5868	10/12/2016

BLR PARTNERS LP

Purchase of Common Stock	15,000	25.1485	09/21/2016
Purchase of Common Stock	10,000	23.8738	09/29/2016
Purchase of Common Stock	10,000	24.0995	09/30/2016

LAKE TRAIL MANAGED INVESTMENTS LLC

Purchase of Common Stock	50,000	23.8373	09/29/2016